SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



         Date of report (Date of earliest event reported): May 15, 1998



                                  Datakey, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         000-11447                                           41-1291472
(Commission File Number)                 (I.R.S. Employer Identification Number)


                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
               (Address of Principal Executive Offices) (Zip Code)


                                  612-890-6850
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On Friday, May 15, 1998, the Company completed a $1,580,000 financing with accredited investors in New York and Minnesota. In connection with the financing, the Company issued 100,000 shares of Series A Convertible Cumulative Preferred Stock (the "Preferred Shares") and five-year warrants to purchase an aggregate of 188,095 shares of the Company's Common Stock with an exercise price of $6.30 per share (the "Warrants"). The Preferred Shares have dividend rights at an annual rate of eight percent (8%) of their original issuance price, with such dividends payable either in cash or in shares of the Company's Common Stock upon conversion of the Preferred Shares. The Preferred Shares are convertible through May 15, 2000 at a conversion rate equal to eighty percent (80%) of the market price (defined to equal the average closing bid price of the Company's Common Stock for the ten-day period prior to conversion), subject to the minimum and maximum conversion rates of $2.75 and $5.00, respectively. As part of the financing, the parties also entered into a Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement on Form S-1 or Form S-3 by June 14, 1998 covering the resale of the shares of the Company's Common Stock: (i) underlying the Preferred Shares; (ii) issuable upon exercise of the Warrants; or (iii) issuable in connection with the payment of any dividends on the Preferred Shares. The Company also paid a placement agent $110,600 in commissions plus accountable expenses, and issued to such agent a warrant to purchase 37,890 shares of Company Common Stock at an exercise price of $6.60 per share.

Item 7.  Financial Statements and Exhibits.

         (a)      Financial statements:  None.

         (b)      Pro forma financial information:  None.

         (c)      Exhibits:  None.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 1998

                                    DATAKEY, INC.



                                    By  /s/ Carl P. Boecher
                                         Carl P. Boecher
                                         President and Chief Executive Officer